Exhibit 3.1

CERTIFICATE OF AMENDMENT

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

RANDOLPH ACQUISITIONS, INC.

RANDOLPH ACQUISITIONS, INC., a corporation organized and existing under, and by virtue of, the General Corporation Law of the State of Delaware, hereby certifies that:

FIRST: The name of the Corporation is RANDOLPH ACQUISITIONS, INC. (the “Corporation”).

SECOND: The Corporation was originally incorporated under the name “Purple Grotto Acquisition Corporation” and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 12, 2015. The name of the Corporation was changed to Randolph Acquisitions, Inc., on October 29, 2015.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions on September 1, 2017, amending and restating the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”), replacing the first paragraph of ARTICLE FOUR – SHARES with the following language:

The total number of shares of stock which the Corporation shall have authority to issue is 220,000,000 shares, consisting of 200,000,000 shares of Common Stock having a par value of $.0001 per share and 20,000,000 shares of Preferred Stock having a par value of $.0001 per share.

FOURTH: Also pursuant to a resolution of the Board of Directors, thereafter this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted by written consent of the Shareholders on January 22, 2018, in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

FIFTH: All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, RANDOLPH ACQUISITIONS, INC., has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 25th day of January, 2018.

RANDOLPH ACQUISITIONS, INC.

By: /s/ Richard J. Randolph III

Richard J. Randolph III

Chief Executive Officer